Citigroup Global Markets Holdings Inc.	July 31, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019—USNCH2668 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of the Financial Select Sector SPDR® Fund (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer leveraged exposure to a limited range of potential appreciation of the underlying shares and contingent downside protection against loss for a limited range of potential depreciation of the underlying shares as described below. In exchange for those features, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares in excess of the maximum return at maturity specified below and (ii) any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares if the underlying shares depreciate by more than 10.00%. If the underlying shares depreciate by more than 10.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:		Shares of the Financial Select Sector SPDR® Fund (NYSE Arca symbol: “XLF”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:		$11,591,300
Stated principal amount:		$10.00 per security
Pricing date:		July 31, 2019
Issue date:		August 5, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:		October 30, 2020, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		November 4, 2020
Payment at maturity:

For each $10.00 stated principal amount security you hold at maturity:

▪  If the final share price is greater than the initial share price:
$10.00 + the leveraged return amount, subject to the maximum return at maturity

▪  If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price:
$10.00

▪  If the final share price is less than the trigger price:
$10.00 + ($10.00 × the share return)

If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $9.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial share price:		$28.25, the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the valuation date
Share return:		(i) The final share price minus the initial share price, divided by (ii) the initial share price
Leveraged return amount:		$10.00 × the share return × the leverage factor
Leverage factor:		300.00%
Trigger price:		$25.425, 90.00% of the initial share price
Maximum return at maturity:		The maximum return at maturity will be $1.49 per security (14.90% of the stated principal amount). The payment at maturity per security will not exceed $10.00 plus the maximum return at maturity.
Listing:		The securities will not be listed on any securities exchange.
CUSIP / ISIN:		17327P633 / US17327P6337
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.175(2)	$9.775
$0.05(3)
Total:	$11,591,300.00	$260,804.25	$11,330,495.75

(1) On the date of this pricing supplement, the estimated value of the securities is $9.5623 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.175 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019     Underlying Supplement No. 8 dated February 21, 2019

Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the trigger price are each a “Relevant Value” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the trigger price are each subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns, subject to the maximum return at maturity, for a limited range of potential appreciation of the underlying shares;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario;

▪	To obtain contingent protection against the loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger price; and

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum return at maturity, while using fewer dollars by taking advantage of the leverage factor.

If the final share price is less than the trigger price, the securities are exposed on a 1-to-1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 15 months
Leverage factor:	300.00%, subject to the maximum return at maturity. The leverage factor applies only if the final share price is greater than the initial share price.
Maximum return at maturity:	$1.49 per security (14.90% of the stated principal amount)
Trigger price:	90.00%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 300.00% of the appreciation of the underlying shares, provided that investors will not receive a return at maturity in excess of the maximum return at maturity, which will be $1.49 per security. At maturity, if the underlying shares have appreciated from the initial share price to the final share price, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying shares, subject to the maximum return at maturity. However, if the underlying shares have depreciated by more than 10.00% from the initial share price to the final share price, investors will lose 1% for every 1% by which the final share price is less than the initial share price. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a limited range of positive performance.

July 2019	PS-2

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Upside Scenario:	If the final share price is greater than the initial share price, the payment at maturity for each security will be equal to the $10.00 stated principal amount plus the leveraged return amount, subject to the maximum return at maturity of $1.49 per security (14.90% of the stated principal amount).
Par Scenario:	If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price, which means that the underlying shares have depreciated by no more than 10.00% from the initial share price, the payment at maturity will be $10.00 per security.
Downside Scenario:	If the final share price is less than the trigger price, which means that the underlying shares have depreciated by more than 10.00% from the initial share price, you will lose 1% for every 1% decline in the value of the underlying shares from the initial share price (e.g., a 50% depreciation in the underlying shares will result in a payment at maturity of $5.00 per security). There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical share returns.

Investors in the securities will not receive any dividends on the underlying shares or the stocks held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares” below.

Trigger PLUS Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

July 2019	PS-3

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Your actual payment at maturity per security will depend on the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much. The examples are based on a hypothetical initial share price of $30.00 and a hypothetical trigger price of $27.00.

Example 1—Upside Scenario A. The hypothetical final share price is $30.60 (an approximately 2.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10 + the leveraged return amount, subject to the maximum return at maturity of $1.49 per security

= $10 + ($10 × the share return × the leverage factor), subject to the maximum return at maturity of $1.49 per security

= $10 + ($10 × 2.00% × 300.00%), subject to the maximum return at maturity of $1.49 per security

= $10 + $0.60, subject to the maximum return at maturity of $1.49 per security

= $10.60

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the leveraged return amount of $0.60 per security results in a total return at maturity of 6.00%, which is less than the maximum return at maturity of 14.90%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount, or $10.60 per security.

Example 2—Upside Scenario B. The hypothetical final share price is $45.00 (an approximately 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10 + the leveraged return amount, subject to the maximum return at maturity of $1.49 per security

= $10 + ($10 × the share return × the leverage factor), subject to the maximum return at maturity of $1.49 per security

= $10 + ($10 × 50.00% × 300.00%), subject to the maximum return at maturity of $1.49 per security

= $10 + $15.00, subject to the maximum return at maturity of $1.49 per security

= $11.49

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the leveraged return amount of $15.00 per security would result in a total return at maturity of 150.00%, which is greater than the maximum return at maturity of 14.90%, your payment at maturity in this scenario would equal the hypothetical maximum payment at maturity of $11.49 per security. In this scenario, an investment in the securities would underperform a direct investment in the underlying shares.

Example 3—Par Scenario. The hypothetical final share price is $28.50 (an approximately 5.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price but greater than the hypothetical trigger price.

Payment at maturity per security = $10

Because the underlying shares did not depreciate from the hypothetical initial share price to the hypothetical final share price by more than 10.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security.

Example 4—Downside Scenario. The hypothetical final share price is $9.00 (an approximately 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical trigger price.

Payment at maturity per security = $10 + ($10 × the share return)

= $10 + ($10 × -70.00%)

= $10 + -$7.00

= $3.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price by more than 10.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares.

July 2019	PS-4

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The trigger feature of the securities exposes you to particular risks. If the final share price is less than the trigger price, the contingent downside protection against loss for a limited range of potential depreciation of the underlying shares offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. Unlike securities with a non-contingent downside protection feature, the securities offer no protection at all if the underlying shares depreciate by more than 10.00% from the initial share price to the final share price. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 14.90%, which is equivalent to a maximum return at maturity of $1.49 per security and would result in a maximum payment at maturity of $11.49 per security. Taking into account the leverage factor and the maximum return at maturity of 14.90%, any increase in the final share price over the initial share price by more than approximately 4.97% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	Investing in the securities is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares. As of July 31, 2019, the average dividend yield of the underlying shares was approximately 1.93% per year. While it is impossible to know the future dividend yield of the underlying shares, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 2.41% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the

July 2019	PS-5

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the securities held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the ETF, the dividend yields on the underlying shares and the securities held by the ETF, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our

July 2019	PS-6

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The index tracked by the Financial Select Sector SPDR® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR® Fund in the past. The Financial Select Sector SPDR® Fund seeks to track the Financial Select Sector Index. S&P Dow Jones Indices LLC announced that, on September 16, 2016 (the “rebalance date”), the Financial Select Sector Index would be reconstituted by eliminating the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”). In connection with this change, the Financial Select Sector SPDR® Fund contributed all of its real estate stocks to the Real Estate Select Sector SPDR Fund (“XLRE”) in exchange for shares of XLRE and, on September 19, 2016, the Financial Select Sector SPDR® Fund made an in-kind distribution of the XLRE shares to its shareholders. As a result of this distribution, the Financial Select Sector SPDR® Fund no longer holds real estate stocks and tracks the performance of only those financial services company stocks (which exclude real estate stocks) that remain in the Financial Select Sector Index.

As of September 16, 2016, according to information published by the Financial Select Sector SPDR® Fund, the XLRE shares held by the Financial Select Sector SPDR® Fund represented approximately 18.8% of its total assets.  Accordingly, prior to the rebalance date, real estate stocks accounted for a significant percentage of the Financial Select Sector SPDR® Fund’s holdings and, therefore, after the rebalance date, the Financial Select Sector SPDR® Fund tracks a portfolio of stocks that differs meaningfully from the portfolio that it tracked prior to the rebalance date.  When evaluating the historical performance of the Financial Select Sector SPDR® Fund contained in this pricing supplement, you should bear in mind that the index tracked by the Financial Select Sector SPDR® Fund included a different composition of stocks during the historical period shown than it will include going forward.  The historical performance of the Financial Select Sector SPDR® Fund might have been meaningfully different had the index tracked by the Financial Select Sector SPDR® Fund included during the historical period the same composition of stocks as it includes after the rebalance date.

The changes to the Financial Select Sector SPDR® Fund described above represent a significant change in the nature of the Financial Select Sector SPDR® Fund.  We cannot predict what effect these changes may have on the performance of the Financial Select Sector SPDR® Fund.  It is possible that these changes could adversely affect the performance of the Financial Select Sector SPDR® Fund and, in turn, your return on the securities.

▪	The Financial Select Sector SPDR® Fund is subject to risks associated with the financial services sector. All or substantially all of the securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial services sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance. Because the value of the securities is linked to the performance of the Financial Select Sector SPDR® Fund, an investment in the securities will be subject to concentrated risks relating to the financial services sector. Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate. Because the securities are subject to the concentrated risks affecting financial services companies, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector than a more diversified investment.

July 2019	PS-7

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The Financial Select Sector SPDR® Fund may be disproportionately affected by the performance of a small number of stocks. Approximately 43% of the Financial Select Sector SPDR® Fund is invested in just five stocks – Berkshire Hathaway Inc. Class B, JPMorgan Chase & Co., Bank of America Corporation, Wells Fargo & Company and Citigroup Inc. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the Financial Select Sector SPDR® Fund even if none of the other securities held by the Financial Select Sector SPDR® Fund are affected by such events. Because of the weighting of the holdings of the Financial Select Sector SPDR® Fund, the amount you receive at maturity could be less than the cash settlement amount you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such exchange-traded fund.

▪	Citigroup Inc. is an issuer of equity securities held by the Financial Select Sector SPDR® Fund. Citigroup Inc. is currently an issuer of equity securities held by the Financial Select Sector SPDR® Fund, but, to our knowledge, neither we nor Citigroup are currently affiliated with any other company the equity securities of which are held by the Financial Select Sector SPDR® Fund. Neither we nor Citigroup Inc. have any ability to control the actions of the other issuers of such equity securities. None of the proceeds of this offering will go to the Financial Select Sector SPDR® Fund or the other issuers of equity securities held by the Financial Select Sector SPDR® Fund, and none of those issuers are involved in the offering of the securities in any way. Neither those issuers nor Citigroup Inc. have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the ETF or in instruments related to the underlying shares or such securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price and performance of the Financial Select Sector SPDR® Fund may not completely track the performance of its underlying index or its net asset value per share. The Financial Select Sector SPDR® Fund does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the Financial Select Sector SPDR® Fund reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the Financial Select Sector SPDR® Fund and its underlying index. In addition, corporate actions with respect to the equity securities constituting the Financial Select Sector SPDR® Fund’s underlying index or held by the Financial Select Sector SPDR® Fund (such as mergers and spin-offs) may impact the variance between the performance of the Financial Select Sector SPDR® Fund and its underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the Financial Select Sector SPDR® Fund may differ from its net asset value per share.

During periods of market volatility, securities underlying the Financial Select Sector SPDR® Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Financial Select Sector SPDR® Fund and the liquidity of the Financial Select Sector SPDR® Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Financial Select Sector SPDR® Fund. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the Financial Select Sector SPDR® Fund. As a result, under these circumstances, the market value of the Financial Select Sector SPDR® Fund may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the Financial Select Sector SPDR® Fund might not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the

July 2019	PS-8

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

securities held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF —Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying shares is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another underlying shares to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the underlying shares may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the underlying shares. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the underlying shares. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2019	PS-9

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Underlying Shares

The Financial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Financial Select Sector Index. The Financial Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and whose primary line of business is directly associated with the financial sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance.

The Financial Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR® Fund. Information provided to or filed with the SEC by The Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the Financial Select Sector SPDR® Fund trade on the NYSE Arca, Inc. under the ticker symbol “XLF.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—The Select Sector SPDR® Funds” in the accompanying underlying supplement for important disclosures regarding the Financial Select Sector SPDR® Fund, including certain risks that are associated with an investment linked to the underlying shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the underlying shares.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2014 to July 31, 2019. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

When evaluating the historical performance of the shares of the Financial Select Sector SPDR® Fund contained below, you should bear in mind that the index tracked by the Financial Select Sector SPDR® Fund included a different composition of stocks prior to September 16, 2016 than it includes after that date, as described under “Summary Risk Factors—The index tracked by the Financial Select Sector SPDR® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR® Fund in the past.” The historical performance of the shares of the Financial Select Sector SPDR® Fund might have been meaningfully different had the index included during the period prior to September 16, 2016 the same composition of stocks as it includes after that date.

July 2019	PS-10

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Financial Select Sector SPDR® Fund – Historical Closing Prices January 2, 2014 to July 31, 2019

* The red line indicates the trigger level of $25.425, equal to 90.00% of the closing level on July 31, 2019.

Financial Select Sector SPDR® Fund	High	Low	Dividends
2014
First Quarter	$18.25	$16.67	$0.08285
Second Quarter	$18.60	$17.28	$0.08961
Third Quarter	$19.33	$17.99	$0.09836
Fourth Quarter	$20.33	$17.90	$0.12611
2015
First Quarter	$20.08	$18.68	$0.09072
Second Quarter	$20.52	$19.56	$0.11014
Third Quarter	$20.77	$18.09	$0.11347
Fourth Quarter	$20.16	$18.41	$0.14984
2016
First Quarter	$19.05	$15.99	$0.12300
Second Quarter	$19.36	$17.42	$0.12110
Third Quarter*	$19.95	$18.17	$0.11439
Fourth Quarter	$23.75	$19.21	$0.10675
2017
First Quarter	$25.24	$22.95	$0.08790
Second Quarter	$24.69	$22.90	$0.09306
Third Quarter*	$25.86	$23.88	$0.10323
Fourth Quarter	$28.22	$26.05	$0.12828
2018
First Quarter	$30.17	$26.82	$0.10456
Second Quarter	$28.34	$26.36	$0.11897
Third Quarter	$28.98	$26.48	$0.12750
Fourth Quarter	$28.19	$22.31	$0.14495

July 2019	PS-11

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

2019
First Quarter	$26.90	$23.48	$0.13466
Second Quarter	$28.07	$26.01	$0.13946
Third Quarter (through July 31, 2019)	$28.69	$27.85	$0.00000

The closing price of the underlying shares on July 31, 2019 was $28.25.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased an amount of the underlying shares with a value equal to the amount you paid to acquire your securities and subsequently sold that amount for its fair market value at the time your securities are sold, exchanged or retired (which would reflect the percentage increase, without regard to the upside participation rate, in the value of the underlying shares over the term of the securities). Alternatively, the “net underlying long-term capital gain” could be calculated using an amount of the underlying shares that reflects the upside participation rate used to calculate the payment that you will receive on your securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided

July 2019	PS-12

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.175 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described

July 2019	PS-13

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets

July 2019	PS-14

Citigroup Global Markets Holdings Inc.
1,159,130 Trigger PLUS Based on Shares of the Financial Select Sector SPDR® Fund Due November 4, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

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July 2019	PS-15